Exhibit (11)* to Report
                               on Form 10-K for Fiscal
                              Year Ended June 30, 1996
                           by Parker-Hannifin Corporation



                      Computation of Common Shares Outstanding
                               and Earnings per Share


              *Numbered in accordance with Item 601 of Regulation S-K.

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                 EXHIBIT (11)* TO REPORT ON FORM 10-K
                  FOR FISCAL YEAR ENDED JUNE 30, 1996

                       PARKER-HANNIFIN CORPORATION
                 COMPUTATION OF COMMON SHARES OUTSTANDING
                         AND EARNINGS PER SHARE
               (Dollars in thousands, except per share amounts)



                                                1996         1995         1994


Net income applicable to common shares     $ 239,667    $ 218,238     $ 47,652
                                           =========    =========     ========


Weighted average common shares outstanding
  for the year                            74,173,811   73,717,476   73,107,704

Increase in weighted average from:
  Dilutive effect of stock options           618,667      381,600      407,217
                                          __________   __________   __________
Weighted average common shares, assuming
  issuance of the above securities        74,792,478   74,099,076   73,514,921
                                          ==========   ==========   ==========


Earnings per common share:
  On the weighted average common shares
    outstanding for the year               $    3.23     $   2.96     $    .65

  Assuming issuance of shares for
    convertible debentures and
    dilutive stock options*                $    3.20     $   2.95     $    .65


 * This Exhibit is numbered and submitted in accordance with Regulation S-K
   Item 601(b)(11) although not required for income statement presentation because it results in dilution less than three percent.